UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 21, 2010

OCEANFIRST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-11713	22-3412577
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

975 HOOPER AVENUE, TOMS RIVER, NEW JERSEY 08753

(Address of principal executive offices, including zip code)

(732)240-4500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 140.13e-4(c))

ITEM 2.02	RESULTS OF OPERATION AND FINANCIAL CONDITION

On July 22, 2010, OceanFirst Financial Corp. (the “Company”) announced its financial results for the quarter ended June 30, 2010. For more information, reference is made to the Company’s press release dated July 22, 2010, a copy of which is attached to this Report as Exhibit 99.1 and is furnished herewith.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On July 21, 2010, the Boards of Directors of the Company and OceanFirst Bank approved the appointment of Vito R. Nardelli as President of the Company and the Bank. In this position, effective immediately, Mr. Nardelli will oversee the Company’s operations.

Prior to being named President, Mr. Nardelli has served as Executive Vice President and Chief Operating Officer since September 2005 having joined the Bank in June 2004. Mr. Nardelli has been employed in the banking industry for approximately 30 years. He began his career with Chase Manhattan Bank, N.A. and also held various executive level positions at Marine Midland Bank and Wachovia (formerly First Union). He most recently served as Director of Retail Banking for The Trust Company of New Jersey and, until 2003, as Division President of the Dime Savings Bank of New Jersey. Between 1991 and 1994, Mr. Nardelli served as Executive Director of the New Jersey Economic Development Authority.

ITEM 8.01	OTHER EVENTS

On July 22, 2010, the Company announced that the Company’s Board of Directors has declared a regular quarterly cash dividend on the Company’s outstanding common stock. The cash dividend will be in the amount of $0.12 per share and will be payable on August 13, 2010 to the stockholders of record at the close of business on August 2, 2010. For more information, reference is made to the Company’s press release dated July 22, 2010, a copy of which is attached to this Report as Exhibit 99.1 and is furnished herewith.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	EXHIBITS

99.1	Press Release dated July 22, 2010

99.2	Press release announcing appointment of Vito R. Nardelli as President of OceanFirst Financial Corp. and OceanFirst Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEANFIRST FINANCIAL CORP.

/s/ Michael Fitzpatrick
Michael Fitzpatrick
Executive Vice President and Chief Financial Officer

Dated: July 23, 2010

Exhibit Index

Exhibit	Description

99.1	Press Release dated July 22, 2010

99.2	Press release announcing appointment of Vito R. Nardelli as President of OceanFirst Financial Corp. and OceanFirst Bank